EXHIBIT 5
OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.

November 30, 2001

Mark A. Weiss
Direct Dial: 579-6599
Facsimile: 579-6956
E-Mail: MWeiss@kmklaw.com

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

        This firm serves as general counsel to American Financial Group, Inc. (the “Company”). In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate as a basis for the opinions set forth below including (1) the Registration Statement on Form S-8 relating to the Retirement and Savings Plan (the “Plan”) of Great American Financial Resources, Inc. (“GAFR”), a subsidiary of the Company, (2) the Articles of Incorporation and Code of Regulations of the Company, each as amended to the date hereof, and (3) resolutions of the Board of Directors of the Company relating to the approval of the Plan, issuance of shares of Common Stock pursuant to the Plan and the filing of the Registration Statement.

         Based upon the foregoing, it is our opinion that:

(1)	When shares of common stock of the Company (the “Common Stock”) have been issued as contemplated by the Plan, such shares of Common Stock will constitute duly issued, fully paid and non-assessable shares of Common Stock of the Company;

(2)	the Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

(3)	the Company has taken all necessary and required corporate actions in connection with the Plan.

        We hereby consent to the reference to our firm in the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

Sincerely yours, KEATING, MUETHING & KLEKAMP, P.L.L. By: /s/ Mark A. Weiss Mark A. Weiss